Exhibit 99(d)(9)(a)

TRANSFER AND ASSUMPTION AGREEMENT

This Transfer and Assumption Agreement (the “Agreement”) is made as of January 1, 2025 (the “Closing Date”) by and among VATS Offshore Fund, Ltd (the “Company”), a Cayman Islands exempted company and a wholly-owned subsidiary of Virtus AlphaSimplex Managed Futures ETF (the “Fund”), a series of Virtus ETF Trust II (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); Virtus Advisers, LLC, a Delaware limited liability company (formerly, Virtus ETF Advisers LLC, a Delaware limited liability company) (the “Adviser” or the “Transferor”); and Virtus Alternative Investment Advisers, LLC, a Delaware limited liability company (formerly, Virtus Alternative Investment Advisers, Inc., a Connecticut corporation) (“VAIA” or the “Transferee”).

WITNESSETH THAT:

WHEREAS, the Transferee and the Adviser are each an investment adviser registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940 (the “Advisers Act”);

WHEREAS, the Adviser and the Company are parties to an Investment Advisory Agreement dated as of March 5, 2024 (the “Advisory Agreement”);

WHEREAS, the Adviser and the Trust on behalf of the Fund are parties to an Investment Advisory Agreement dated as of January 4, 2016, as amended (the “Fund Advisory Agreement”);

WHEREAS, the Fund Advisory Agreement provides in substance for its automatic termination in the event of its assignment (as defined in section 2(a)(4) of the 1940 Act);

WHEREAS, the Advisory Agreement provides that it shall automatically terminate upon the termination of the Fund Advisory Agreement;

WHEREAS, the Transferee and the Adviser are both indirect, wholly-owned subsidiaries of Virtus Investment Partners, Inc. (“Virtus”) and are, therefore, under common control of Virtus;

WHEREAS, certain registered investment advisers within the corporate organizational structure of Virtus will be reorganized and the Transferee will replace the Adviser as adviser to the Company and to the Fund (the “Reorganization”);

WHEREAS, following the Reorganization, the Transferee and the Adviser will remain indirect, wholly-owned subsidiaries of Virtus, and therefore under the control of Virtus;

WHEREAS, the Reorganization will not result in a change of actual control or management of either the Adviser or the Transferee and, therefore, under Rule 2a-6 of the 1940 Act, is not an assignment that would cause a termination of the Fund Advisory Agreement in accordance with its terms and thus would not cause a termination of the Advisory Agreement; and

WHEREAS, on or about January 1, 2025, VAIA expects to be redomesticated from a Connecticut corporation to a Delaware limited liability company (such action, the “Redomestication”);

WHEREAS, the Redomestication will not constitute an “assignment” as that term is defined in and under the 1940 Act;

WHEREAS, at a meeting held on November 20, 2024, the Board of Trustees of the Trust (the “Board”), including a majority of Trustees who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Trust or any investment adviser to the Trust, approved the appointment of the Transferee as the investment adviser to the Fund and the Company in connection with the Reorganization and authorized any officer of the Fund or the Company, as the case may be, to execute and deliver such documentation appropriate to accomplish the transfer and assumption of the Advisory Agreement and the Fund Advisory Agreement;

WHEREAS, each of the parties hereto wishes to confirm its express written consent to the transfer, assumption and amendment of the Advisory Agreement as set forth in this Agreement;

NOW, THEREFORE, the parties hereto, intending to be legally bound, and for the consideration set forth herein, the sufficiency of which is hereby acknowledged, agree as follows:

1. AMENDMENT OF THE ADVISORY AGREEMENT. The name of the adviser in the Advisory Agreement is hereby changed from “Virtus ETF Advisers LLC” to “Virtus Alternative Investment Advisers, LLC” effective on or about January 1, 2025.

2. ASSUMPTION BY THE TRANSFEREE. The Transferee, intending to be legally bound, hereby agrees as of the Closing Date, to assume all of the duties and obligations of the Adviser with respect to the provision of investment management services to the Company under the Advisory Agreement and accepts and agrees to perform all such duties and obligations in connection therewith.

3. REPRESENTATIONS OF THE TRANSFEREE. The Transferee hereby represents and warrants as of the Closing Date: (i) it is registered as an investment adviser with the SEC under the Advisers Act, and its registration is currently in full force and effect; (ii) it is capable and is legally empowered to assume the duties and obligations under the Advisory Agreement, and to act as adviser to the Company; (iii) all action required of the Transferee to assume the duties and obligations under the Advisory Agreement has been taken; (iv) this Agreement creates a valid and binding agreement enforceable against the Transferee in accordance with its terms; and (v) the Advisory Agreement creates a valid and binding agreement enforceable against the Transferee in accordance with its terms.

4. CONSENT OF THE COMPANY. By executing this Agreement, the Company expressly consents to the transfer, assumption and amendment of the Advisory Agreement as set forth in this Agreement.

5. GOVERNING LAW. This Agreement shall be governed by and enforced in accordance with the laws of the State of Delaware.

6. FURTHER ASSURANCES. Transferor and Transferee each agree to execute and deliver such further instruments, agreements and assurances as may be reasonably requested by the others to evidence and provide for the transfer by Transferor and the assumption by Transferee of the rights and obligations under the Advisory Agreement.

7. COUNTERPARTS. This Agreement may be executed in counterparts, which may be executed and/or exchanged electronically, each of which, when taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Transfer and Assumption Agreement to be executed by their duly authorized officers or other representatives.

VATS OFFSHORE FUND, LTD.

By:	/s/ William J. Smalley

Name:	William J. Smalley
Title:	President

VIRTUS ADVISERS, LLC (formerly, Virtus ETF Advisers LLC)

By:	/s/ Richard W. Smirl

Name:	Richard W. Smirl
Title:	Executive Vice President

VIRTUS ALTERNATIVE INVESTMENT ADVISERS, LLC (formerly, Virtus Alternative Investment Advisers, Inc.)

By:	/s/ Richard W. Smirl

Name:	Richard W. Smirl
Title:	Executive Vice President